FORM 8-K

                               CURENT REPORT

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (date of earliest event reported): September 24, 1999


                        Commission file number 1-11023
                              E'TOWN CORPORATION
             (Exact name of registrant as specified in its charter)
       New Jersey                                         22-2596330
(State of incorporation)                    (I.R.S. Employer Identification No.)
    600 South Avenue
  Westfield, New Jersey                                     07090
(Address of principal executive offices)                  (Zip Code)

         Registrant's telephone number, including area code:    (908) 654-1234


                        Commission file number 0-628
                         ELIZABETHTOWN WATER COMPANY
            (Exact name of registrant as specified in its charter)
   New Jersey                                              22-1683171
(State of incorporation)                    (I.R.S. Employer Identification No.)
  600 South Avenue
 Westfield, New Jersey                                      07090
(Address of principal executive offices)                  (Zip Code)

         Registrant's telephone number, including area code:     (908) 654-1234

Item 5.  Other Events

Elizabethtown Water Company (the Company or Elizabethtown), the principal operating subsidiary of E'town Corporation (NYSE:ETW) took its primary water treatment plant (the Raritan-Millstone Plant) out of service on Thursday, September 16, 1999 as a result of flooding from Tropical Storm Floyd. Until approximately noon on Monday, September 20 the Company had difficulty maintaining adequate water pressure in portions of its distribution system as the Company's secondary water treatment plant (the Canal Road Plant) was supplying the predominant portion of the water needs of the Elizabethtown customers. Overall system production levels were substantially less than normal. Customers in portions of a few municipalities were without water service for a period of up to three days.

During this time the Company took the following actions to help preserve water pressure in the distribution system: 1) minimized the amount of water supplied to wholesale customers, 2) solicited cooperation from large industrial customers to voluntarily reduce their consumption, 3) notified the public of the need for significant conservation through television and radio interviews, periodic press releases, newspaper ads and 24-hour live telephone response 4) substantially increased production from the Canal Road Plant and Company-owned wells and 5) purchased water from adjacent systems. In addition, due to significant reductions in water pressure throughout various sections of the distribution system, the Company recommended, as a precautionary measure, that all customers should boil water for a minimum of three minutes if that water was to be ingested. Furthermore, the Company has maintained constant communications with regulatory agencies as well as Federal, State and local emergency response units.

Late on Monday, September 20, the Company began producing 20 million gallons per day (mgd) of water from its Raritan-Millstone Plant. On Thursday September 23, the Raritan-Millstone Plant's output increased to 40 mgd; average production at the Raritan-Millstone Plant at this time of year is approximately 104 mgd. As of the time of this filing the Company continues to make progress in repairing facilities at the treatment plant with the goal of adding additional treatment capacity in the next several days. Businesses have been notified that they may gradually resume normal operations. Elizabethtown has not yet resumed sales to wholesale customers.

The recommendation by the Company to boil all water that is ingested remains in effect as a precautionary measure and the Company expects to withdraw this recommendation in the near future. Water tests of samples taken throughout the service territory (including the areas that experienced low water pressure) by the Company and the New Jersey Department of Environmental Protection indicate that all water is free of bacterial contamination.

The Company is incurring additional expenditures in order to repair and replace equipment damaged by the flood and to respond to inquiries by customers, regulatory bodies and the media. The Company believes that a substantial amount of these expenditures will be recoverable through insurance. Costs that are not recoverable through insurance will be either capitalized or deferred and subsequently requested, of the New Jersey Board of Public Utilities, to be recovered in rates.

The Company experienced a significant reduction in water consumption since the Raritan-Millstone Plant was taken out of service. The Company does not carry business interruption insurance coverage. Elizabethtown anticipates that total production of water will approach levels that are considered normal within the next week and that large industrial and commercial customers will resume normal water consumption patterns by that time. Although residential customers are increasing their water consumption as consistent water pressures return, it cannot be determined when residential customers will completely resume their normal water consumption patterns. Assuming return to normal operations within the near future and recovery of costs as described above, the Company does not currently expect this event to have a material adverse effect on its financial condition, cash flows or results of operations.

                            E'TOWN CORPORATION
                        ELIZABETHTOWN WATER COMPANY

                                 SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 24, 1999

                                    E'TOWN CORPORATION
                                    ELIZABETHTOWN WATER COMPANY



                                    /s/ Gail P. Brady
                                    ________________________________
                                    Gail P. Brady
                                    Treasurer


                                    /s/ Dennis W. Doll
                                    ________________________________
                                    Dennis W. Doll
                                    Controller